American International Group, Inc.
1271 Avenue of the Americas
New York, NY 10020

Peter Zaffino
Chairman & Chief Executive Officer

December 15, 2023

Rose Marie Glazer

Dear Rose Marie,

I am pleased to confirm your new role as Executive Vice President, General Counsel at American International Group, Inc. (“AIG” or the “Company”). The details of your role are as set out below.

Effective Date. Your new role became effective on November 30, 2023 and you will continue to be a member of the AIG Executive Leadership Team. The position is graded at level 30 under the Company’s job grading system.

Location & Employer. You will continue to be based in New York, NY and employed directly by AIG Employee Services, Inc. (your "Employer").

Total Direct Compensation. Effective January 1, 2024, your initial annual target direct compensation in your new role will be US$5,000,000 as follows:

•Base Salary. Your initial base cash salary will be at a rate of US$1,000,000 per year.

•Short Term Incentive. Your annual incentive target for 2024 will be US$1,500,000.

Annual incentives are currently determined and paid in accordance with AIG’s Short-Term Incentive Plan (“STIP”).  Your STI award will be payable when STI awards are regularly paid to similarly-situated active employees.

•Long Term Incentive.

A recommendation on your behalf will be made to the CMRC in the first quarter of 2024 that, under the AIG Long Term Incentive Plan (“LTIP”), you be granted a 2024 Long-Term Incentive award based on a cash target of US$2,500,000. Any such recommendation and grant is contingent on you being an active employee of the Company on the date of the grant, and will be subject to the terms and conditions of the LTIP and the specific award agreement governing the grant.

•Special Award.

On December 15, 2023 the CMRC granted you Restricted Stock Units with a value of US$1,000,000 under the AIG LTIP in recognition of your significant contributions as Interim General Counsel & Corporate Secretary and continued contributions as Interim Chief Human Resources & Diversity Officer for the Company. This award will vest in three equal tranches on the first, second and third anniversary of the grant date and will be subject to the terms and conditions of the LTIP and the specific award agreement governing the grant.

Notice Period. You agree that, if you voluntarily resign, you will give six months’ written notice to the Company of your resignation, which may be working notice or non-working notice at the Company’s sole discretion and such notice period is waivable by the Company at the Company’s sole discretion.

Clawback Policy. Any bonus, equity or equity-based award or other incentive compensation granted to you remains subject to the AIG Clawback Policy (and any other AIG clawback policies as may be in effect from time to time).

No Guarantee of Employment or Target Direct Compensation. This offer letter is not a guarantee of employment or target direct compensation for a fixed term.

Entire Agreement. This offer letter, together with the Non-Solicitation and Non-Disclosure Agreement you executed on your original hire date, constitutes the Company’s and your Employer's only statement to you relating to your new role and supersedes any previous communications or representations, oral or written, from or on behalf of AIG or any of its affiliates relating to your new role.

All other terms and conditions of your employment will remain unchanged.
Congratulations on your new role, and thank you for your ongoing, valued contributions to AIG.

Sincerely,

AMERICAN INTERNATIONAL GROUP, INC.

/s/ Peter Zaffino

Peter Zaffino

I agree with and accept the foregoing terms.

/s/ Rose Marie Glazer                                                   12/20/2023
-------------------------------------------------------------    ----------------------
Rose Marie Glazer                                                     Date
2